Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

OF

STRATEGIC STORAGE TRUST, INC.

FIRST: The name of the corporation is Strategic Storage Trust, Inc. (the “Corporation”).

SECOND: Section 8.5 of the Second Articles of Amendment and Restatement of the corporation is hereby amended to read as follows:

Disposition Fee on Sale of Property. If the Advisor or a director or Sponsor or any Affiliate thereof provides a substantial amount of the services in the effort to sell the property of the Corporation, that Person may receive an amount up to the lesser of one-half of the Competitive Real Estate Commission or an amount equal to 3% of the sales price of such property or properties; provided, however, that the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the sales price of such property or properties.

THIRD: All other provisions of the Second Articles of Amendment and Restatement shall remain in full force and effect.

FOURTH: The amendment to the Second Articles of Amendment and Restatement as set forth above was advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law on June 11, 2012.

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IN WITNESS WHEREOF, Strategic Storage Trust, Inc., has caused the foregoing Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 11th day of June, 2012.

ATTEST:		STRATEGIC STORAGE TRUST, INC.

By:	/s/ Paula Mathews	By:	/s/ H. Michael Schwartz
	Paula Mathews		H. Michael Schwartz
	Executive Vice President and Assistant Secretary		President